As filed with the Securities and Exchange Commission on ___________
Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

eLAYAWAY, INC.
(Exact name of registrant as specified in its charter)

Delaware	6141	20-8235863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1650 Summit Lake Drive, Suite 103
Tallahassee, Florida 32317
(850) 219-8210
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Harmon
Chief Financial Officer
eLayaway, Inc.
1650 Summit Lake Drive, Suite 103
Tallahassee, Florida 32317
(850) 219-8210
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Samuel M. Krieger, Esq.
Krieger & Prager, L.L.P.
39 Broadway, Suite 920
New York, New York 10006
(212) 363-2900

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.001 par value per share	2,000,000,000 shares	0.0007	$ 1,400,000.00	190.96

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends, or similar transactions.

(2)
Calculated solely for the purpose of this offering pursuant to Rule 457(c) on the basis of the average of the high and low prices of the Common Stock as reported on the OTC Bulletin Board on February 11, 2013.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED ________________, 2013

PROSPECTUS

eLAYAWAY, INC.

 Dividend Reinvestment and Share Purchase Plan
2,000,000,000 Shares of Common Stock
Par Value $.001 Per Share

The Fourth Amended and Restated Dividend Reinvestment and Share Purchase Plan (hereinafter referred to as the “Plan”) of eLayaway, Inc. (“we “ or the “Company”) described herein provides holders of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of the Company’s Common Stock.  Holders of record of shares of the Company’s Common Stock are automatically eligible to participate in the Plan.

Shareholders may enroll in the Plan at any time by completing an Authorization Card and returning it to Transfer Online, Inc., which administers the Plan and serves as an agent (the “Agent”) for Plan participants. Shareholders enrolled in the Plan will remain enrolled unless the shareholder terminates participation by giving written notice to the Agent as set forth in the Plan.

This Prospectus relates to two billion shares of the Company’s Common Stock registered for sale to the Agent for the accounts of Plan participants, which shares are derived from authorized but unissued shares of Common Stock of the Company. The Company’s Common Stock is traded on the OTC Bulletin Board under the symbol “ELAY.”  On February 11,2013, the closing sale price of the Company’s common stock was $0.0007 per share.  The price at which the shares subject to this Prospectus are offered to the Agent is determined each quarter by the Board of Directors of the Company based on an annual appraisal and trading activity.  No brokerage commissions or fees will be charged for purchases made through the Plan directly from the Company. No underwriter is being used in connection with this offering.

The principal executive offices of the Company are located at 1650 Summit Lake Drive, Suite 103, Tallahassee, Florida 32317, telephone (850) 219-8210.

Investing in the Company’s Common Stock involves risks.  See “Risk Factors” on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [●], 2013.

TABLE OF CONTENTS

RISK FACTORS	5
INCORPORATION OF DOCUMENTS BY REFERENCE	5
THE COMPANY	6
DESCRIPTION OF THE PLAN	8
USE OF PROCEEDS	20
PLAN OF DISTRIBUTION	20
DESCRIPTION OF SECURITIES	20
LEGAL MATTERS	24
EXPERTS	24
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24
WHERE YOU CAN FIND MORE INFORMATION	24

No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This Prospectus should be retained for future reference and read in conjunction with the Plan.

RISK FACTORS

Investing in the Company’s Common Stock involves risk. Please see the risk factors in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which are incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are those presently known to the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair the Company’s business operations, its financial results, and the value of its securities.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents have been filed with the SEC and are incorporated herein by reference:

(1)	the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the SEC on August 30, 2012;

(2)	the Company’s Information Statements on Schedule 14C, as filed with the SEC on September 27, 2012 and January 22, 2013;

(3)
the Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2012, as filed with the SEC on May 15, 2012; for the fiscal quarter ended June 30, 2011, as filed with the SEC on August 14, 2012; and for the fiscal quarter ended September 30,2012, as filed with the SEC on  November 14, 2012;

(4)	the Company’s Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 15, 2012, April 4, 2012, April 16, 2012, May 29, 2012, September 19, 2012 and January 17, 2013.

The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the reports or documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Bruce Harmon, Assistant Corporate Secretary, eLayaway, Inc. 1650 Summit Lake Drive, Suite 103, Tallahassee, Florida 32317.

THE COMPANY

The Company was a startup company that was incorporated in Delaware under the name Tedom Capital, Inc. (“Tedom”) on December 26, 2006.  The stockholders of Tedom on March 26, 2010, approved a forward split of one share of common stock for three shares of common stock. On March 19, 2010, Tedom signed a Letter of Intent with eLayaway, Inc., a Florida corporation, to execute a reverse triangular merger (the “Merger”).  On April 7, 2010, Tedom filed with the State of Delaware to authorize four classes of preferred stock (Series A, B, C and D).  On April 12, 2010, Tedom and eLayaway, Inc. executed the Merger as noted in Form 8-K dated April 16, 2010.  The change of officers and directors of the Company associated with the Merger were incorporated in the April 16, 2010 Form 8-K.  On April 16, 2010, Tedom filed with the State of Delaware for a name change to eLayaway, Inc. (“eLayaway”).  On April 19, 2010, eLayaway, Inc. filed with the State of Florida for a name change to eLayawayCOMMERCE, Inc.  On April 20, 2010, eLayaway filed with FINRA for its name change and a symbol change.  On May 24, 2010, FINRA notified eLayaway of its symbol change from TDOM.OB to ELAY.OB to be traded on the NASDAQ OTC Bulletin Board.  The Florida-based Company is an online payment processor specializing in a layaway service and other payment processing platforms for merchants and consumers.

The Company has evolved its technology to remove itself from being identified as a layaway only company.  The Company is changing its image and branding to DivvyTech, which specializes in various payment processing methods including, but not limited to, layaway.  DivvyTech's core function is to empower retailers and payment processors with an automated recurring payments administration system. This includes a robust engine with the ability to process multiple and varied payments, a dynamic system to schedule individual plans and a user-friendly interface for reporting the complexities of both. DivvyTech’s technology empowers retailers and payment processors with an automated recurring payments administration system designed to manage layaway, leasing, micro-lending, layaway-credit hybrid programs and Automated Clearing House (“ACH”) programs. Supported consumer funding sources include: ACH, cash, credit and debit cards. By providing flexible an affordable payment options, retailers and processors increase consumer spending power and enhance their user experience.

When requiring consumers to pay over time, DivvyTech’s innovative payment breakthrough offers unprecedented flexibility and access. The Company’s suite of products is perfect for organizations and payment processors that are looking for an autonomous and agnostic payment solution to enhance their existing products and services. This service allows both the provider and consumer to have the ability to manage the automation and distribution of the overall payment transaction process which is unique to the industry.

DivvyTech Powered Brands:

eLayaway.com (eLayaway.com, Inc. f/k/a eLayawayCOMMERCE, Inc.) is a payment processor that empowers merchants with the ability to easily and efficiently offer an automated layaway payment plan to both online and in-store customers. Consumers can use eLayaway to conveniently pay for any product or service over time and receive their order once it is paid in full. Payment processing and supporting services are handled by eLayaway while merchants provide order fulfillment.

Nuvida Payment Plan (f/k/a eLayawayHEALTH) provides prepayment solutions for patients and healthcare facilities. This patented technology provides patients with the opportunity to prepay for procedures over time without having to use credit or go into debt. Nuvida is managed by HIPAA certified, payment processing professionals.

Pay4Tix (Pay4Tix.com, Inc., f/k/a eLayawaySPORTS, Inc.) provides a prepaid ticket solution for both teams and fans. DivvyTech's payment technology allows teams and ticketing platforms to integrate the prepayment option directly into all sales channels for new ticket sales and season ticket renewals. Pay4Tix is managed by payment processing experts with sports marketing experience.

PrePayGetaway (f/k/a eLayawayTRAVEL) provides a prepayment solution for travel companies and consumers. By leveraging DivvyTech's technology, travel professionals can create a customized recurring prepayments system. PrePayGetaway is managed by payment processing experts with travel industry experience.

PlanItPay (f/k/a eLayawayMALL) consists of a robust community of registered member shoppers connecting online at eLayaway.com with affiliate merchants offering millions of consumer products and services. Thousands of secure transactions are processed weekly with membership increasing daily. PlanItPay’s proprietary technology is managed by payment processing experts with retail experience.

eApatado.com is the eLayaway.com platform recreated for Hispanic merchants and consumers. The site provides the same exclusive technologies offered through eLayaway.com and is managed by a team of bilingual experts.

The Company’s executive offices are located at 1650 Summit Lake Drive, Suite 103, Tallahassee, Florida 32317 (850) 219-8210.

We trade on the OTC Bulletin Board under the symbol “ELAY.”

DESCRIPTION OF THE PLAN

ELAYAWAY, INC.

EFFECTIVE __________ , 2013

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Dividend Reinvestment and Share Purchase Plan, or the Plan, relates to up to two (2,000,000,000) billion shares of  Common Stock and is designed to provide current holders of our common stock, par value $.001 per share, and other interested investors with a convenient and economical method to invest funds and reinvest dividends in shares of our common stock.

The Plan offers a variety of convenient, low-cost services to make it easier for you to invest in our common stock.  The Plan, which is described in this section, has various features and you can choose the Plan features that meet your investment needs.  The Plan offers a convenient and economical means to own shares.  Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below. In addition, the Plan will provide us with a means of raising additional capital for general corporate purposes through the sale of common stock under the Plan.

You can participate in the Plan if you are a registered holder of our common stock. If you do not own our common stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling our common stock.  Transfer Online, Inc., a registered transfer agent, administers the Plan.

Key features of the Plan

Anyone can participate

If you currently own our common stock registered in your name you may participate in the Plan.  If you do not own any of our common stock, you can participate in the Plan by making your initial investment in common stock through the Plan with an initial investment of at least $1,000 and, unless we approve a Request for Waiver, not more than $10,000. We may change these minimum and maximum amounts at any time in our sole discretion.

Automatic dividend reinvestment

You can reinvest your dividends in additional shares of our common stock.  Your dividends will be used to buy additional shares of our common stock at the prevailing market price on the dividend reinvestment date (determined by taking the unsolicited weighted average price, rounded to four decimal places, of our common stock as reported on Bloomberg L.P.). Our principal market is currently OTC Bulletin Board. We have not declared any dividends to date.

Optional cash purchases up to $10,000

You can buy shares of our common stock without paying service charges or trading fees if you are a participant in the Plan. You can make monthly investments of as little as $250  or as much as $10,000, and you can pay either by  check or have your payment automatically deducted from your bank account.  We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash purchases for any monthly period or periods.

Optional cash purchases in excess of $10,000

Optional cash purchases in excess of $10,000 per month may be made pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. The discount, if any, on optional cash purchases in excess of $10,000 per month made pursuant to such requests will be established at our discretion, along with, any other terms, after a review of current market conditions, the level of participation and our current and projected capital needs.

Convenient share sales

You can sell our common stock acquired through the Plan through the Administrator and pay fees that may be lower than those typically charged by stockbrokers for small transactions.

Full investment

Full investment of your funds is possible because you will be credited with both whole shares and fractional shares.  Dividends will be paid not only on whole shares but also proportionately on fractional shares.

Share safekeeping

You can deposit your common stock certificates with the Administrator for safekeeping, at no cost to you.  You can request withdrawal of any or all of your whole shares of our common stock.  A certificate for those shares will be sent to you, free of charge.

Gifts and other share transfers

You can make gifts to others of our common stock in your Plan account.

Transaction reporting

You will receive a notice after each transaction showing the details and the share balance in your Plan account.

The Company reserves the right to change, suspend, or terminate the Plan at any time. Participants shall be notified of any such change, suspension, or termination. Any question of interpretation arising under the Plan will be determined by the Company. The Plan and all transactions in connection with the Plan will be governed by and construed in accordance with the laws of the State of Florida.

Questions and answers describing terms and conditions of the Plan

1.            Can I participate in the Plan?

If you already own our common stock and the shares are registered in your name, you may participate immediately.  If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of our common stock registered directly in your name.  If you do not currently own any of our common stock, you can participate by making an initial investment in our common stock through the Plan.  Please see Question 8 for details regarding an initial investment.  If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan.  We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations.

2.            How do I get started?

Enrollment is available on-line through www.transferonline.com (see Question number 8 for information on how to access the Administrator).  Alternatively, you can get started in the Plan by completing an enrollment form along with the items required and mailing them to the Administrator.  Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, until you notify us otherwise.

3.            How do I reinvest dividends?

You can choose to reinvest all or a portion of the cash dividends paid on shares of our common stock you own in additional shares of our common stock.  To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend.  A record date for a dividend normally precedes the payment of the dividend by approximately four weeks.  You may change your election at any time by notifying the Administrator.  To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the business day preceding the record date for that dividend.  If you elect to reinvest your dividends, you must choose one of the following options:

☐	Full dividend reinvestment. You may purchase additional shares of our common stock by reinvesting all of your cash dividends.

☐
Partial dividend reinvestment.  You may purchase additional shares of our common stock by reinvesting some of your dividends and receive the balance of your dividends in cash. If you choose to reinvest less than all of your dividends, you must specify the percentage of shares on which dividends will be reinvested. You may, of course, choose not to reinvest your dividends, in which case the Administrator will remit any dividends to you by check.

4.            When are dividends reinvested?

If you have chosen the dividend reinvestment feature and notice of such change has been received by the Administrator on or before the first business day preceding the record date for that dividend, the Administrator will invest dividends in additional shares of our common stock purchased on the open market or directly from us as promptly as practicable, on or after the dividend payment date.  In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check.  No interest will be paid on funds held by the Administrator pending investment.

5.            What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash purchases will be used to purchase, in our sole discretion, either newly-issued shares directly from us or shares on the open market or a combination thereof.  Shares purchased directly from us will consist of authorized but unissued shares of common stock.

6.             At what price will shares be purchased?

The price of shares for dividend reinvestment and optional cash purchases of less than $10,000 will be determined as follows:

☐	If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased. We will pay all trading fees in connection with open market purchases.

☐
If the shares are purchased from us, the purchase price will be the volume weighted average price, rounded to four decimal places, of our common stock as reported on Bloomberg L.P. on the date the shares are purchased.

The purchase price for optional cash purchases in excess of $10,000 per month is discussed in response to Question 10.

7.            When will shares be purchased under the Plan?

The Investment Date is the date or dates on which the Administrator purchases shares of our common stock for the Plan, as described below.

Dividend Reinvestments. If the Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the Investment Date will be the next trading day.  If the Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on and any succeeding trading days necessary to complete the order. To be effective with respect to a particular dividend, notice of your election must be received on or before the first business day prior to the record date for that dividend.  A record date for a dividend normally precedes the payment of the dividend by approximately four weeks.

Initial and Optional Cash Purchases up to $10,000. If the Administrator acquires shares directly from us, then the Investment Date for optional cash purchases up to $10,000 will be on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day. If the Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer. Such purchases will begin on the twenty-fifth calendar day of each month, or the next trading day if the twenty-fifth day is not a trading day, and will be completed no later than thirty-five days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will return the funds to you by check.  No interest will be paid on funds held by the Administrator pending investment.

To be effective with respect to a particular Investment Date, initial investments and optional cash purchases must be received by the Administrator prior to the applicable Investment Date.

Initial and Optional Cash Purchases in Excess of $10,000. The Investment Dates for optional cash purchases in excess of $10,000 per month are discussed in response to Question10.

8.            How do I make an initial investment?

If you do not own our common stock in a Plan account, you can make an initial cash purchase for as little as $1,000, but your initial cash purchase cannot exceed $10,000 unless we approve a Request for Waiver. Your initial cash purchase can be made:

Via on-line enrollment by:

☐	Opening your account on-line and sending your initial investment of $1,000 or more.

Using the Enrollment Form and:

☐
Making one payment (minimum of $1,000) by check or money order payable to Transfer Online, Inc., For the Benefit of eLayaway, Inc. or by authorizing a deduction of $1,000 or more from your bank account.

We may change these minimum and maximum amounts at any time in our sole discretion or we may suspend the right to make optional cash payment or payments for any monthly period.

All Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated for purposes of determining compliance with the maximum purchase requirement limit.  Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

9.            How do I make optional cash purchases of less than $10,000?

If you already own our common stock and are enrolled in the Plan and want to make additional purchases, you can authorize an individual automatic deduction from your bank account through Transfer Online, Inc. or send a check to the Administrator for each purchase. If you choose to submit a check, please be sure to include the contribution form from your Plan statement and mail it to the address specified on the statement.  If you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check.  Additional cash purchases are subject to a minimum purchase requirement of $250 per investment and a maximum of $10,000.

10.          How do I make monthly optional cash purchases in excess of $10,000?

You may ascertain whether we are accepting requests to make optional cash purchases in excess of $10,000 in any given month, and certain other important information, by telephoning the Administrator at (503) 227-2950.

Request for Waiver.  If you wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us), you must obtain our prior written approval. We refer to such a request as being a Request for Waiver.  We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount.  Unless you have complied with these procedures, any amount you submit for investment over $10,000 will be returned to you without interest.

Completed Request for Waiver forms should be submitted to the Administrator via facsimile at (503) 227-6874 no later than one business days prior to the applicable Pricing Period.

The Administrator will notify you as to whether your Request for Waiver has been granted or denied, either in whole or in part, within one business day of the receipt of your request. If your Request for Waiver is granted in part, the Administrator will advise you of the maximum amount that will be accepted from you in connection with your purchase. If your request is approved, the Administrator must receive the funds for your purchase prior to or on the applicable date specified by the Administrator for the relevant Pricing Period. If you do not receive a response from the Administrator in connection with your Request for Waiver, you should assume that we have denied your request.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver.

Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000.  Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein.  The Purchase Price may be reduced by the Waiver Discounts that we have provided for optional cash purchases in excess of $10,000 on each Investment Date.  If we grant your request to purchase shares pursuant to a Request for Waiver, there will be a Pricing Period, negotiated between the Parties.  Each of these separate days will be an Investment Date, and an equal proportion of your optional cash purchase will be invested on each trading day during such Pricing Period, subject to the qualifications listed below.  The purchase price for shares acquired on a particular Investment Date will be equal to the unsolicited volume weighted average price, rounded to four decimal places, of our common stock from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that Investment Date (including the last trade on the Principal Market even if reported after 4:00 p.m.), less the Waiver Discount (as defined below).

Waiver Discount. At least one business day prior to the first day of the applicable Pricing Period, we may establish discounts from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. These discounts may vary for each Pricing Period and for each purchaser.

The Waiver Discounts will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs.  Setting Waiver Discounts for a Pricing Period shall not affect the setting of Waiver Discounts for any subsequent Pricing Period.  The Waiver Discounts will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount).  The Waiver Discounts will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000.

11.          Will I receive certificates for shares purchased?

No, because the Plan provides for share safekeeping.  For your convenience, the Administrator will maintain shares purchased under the Plan in your name in non-certificated form.  You may, however, request a stock certificate from the Administrator at any time, free of charge.

12.          What is safekeeping?

Shares of our common stock that you buy under the Plan will be maintained in your Plan account in certificated form for safekeeping.  Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own our common stock in certificate form, you may deposit your certificates for those shares with the Administrator, free of charge.  You must provide your own mail loss insurance coverage for certificates with a value not exceeding 2% of the value of the certificates in any one shipping package that is mailed to its address at 512 SW Salmon St., 2nd Floor, Portland, OR 97214 by USPS registered mail or by any overnight courier.

Note:  Mail loss insurance covers only the replacement of shares of stock and in no way protects against any loss resulting from fluctuations in the value of such shares.

13.          Can I get stock certificates if I want them?

Yes. If you should ever want a stock certificate for all or a portion of the whole shares of our common stock in your Plan account, the Administrator will send one to you, upon your written request, within two days of the receipt of your instructions.

14.          How can I transfer or give gifts of shares?

You may transfer or give gifts of our common stock to anyone you choose by contacting the Administrator and requesting a Gift/Transfer Form.  After the transfer or purchase is completed, upon your request, the Administrator will send you a non-negotiable gift announcement, which you can present to the recipient.  A notice indicating the deposit of our common stock will be forwarded to the recipient.

15.          How do I sell shares?

You can sell your Plan shares at any time by contacting the Administrator.  Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold within 24 hours of receipt of your request.  Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests.  All requests for final.  The Administrator will mail a check to you (less any applicable sales fees and any required tax withholdings) on settlement date, which is three business days after your shares have been sold.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request that the Administrator deliver to your stockbroker by electronic book-entry means the number of shares you propose to sell, or a stock certificate for delivery to your stockholder prior to settlement of such sale.

16.          What are the costs for participation in the Plan?

There is no fee for enrolling in the Plan. Participation is voluntary and you may discontinue your participation at any time, however, there are fees associated with some of the Plan’s services.  Please see “Plan Service Fees” below.

17.          How can I vote my shares?

You will receive proxy material for all whole shares in your Plan account.  Fractional shares may not be voted.  The proxy will be voted in accordance with your direction.  The Administrator may vote your shares in certain cases if you do not return a proxy to the Administrator.

18.          If there is a rights offering related to the common stock, how will a stockholder’s entitlement be computed?

Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account.  Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date.  In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

19.          What provisions are made for non-U.S. residents?

Cash purchases from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from other stockholders.  Each stockholder is responsible for reviewing the applicable laws of his or her country of residence prior to investing in our common stock, and providing an applicable Form W-8.  All dividends will be subject to withholding at the rate of 30%, subject to reduction under the terms of any applicable tax treaty provisions.

20.          How will I keep track of my investments?

The Administrator will send you a transaction notice confirming the details of each transaction you make.  If you continue to participate in the Plan, but have no transactions, the Administrator will send you an annual statement after the end of the year detailing the status of your holdings of our common stock in your Plan account.

21.          What about taxes?

You are responsible for any taxes which may be payable on dividends reinvested under the Plan.  Additionally, under current tax rulings, your pro-rata portion of the trading fees paid by us to purchase shares in the open market and any purchase discounts will be considered taxable income to you.  The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year-end, reporting all dividend income you received during the year on your common stock, including any dividends reinvested, purchase discounts and pro rata portion of trading fees paid by us to acquire shares in the open market.

If you sell shares through the Plan, the Administrator will send a Form 1099-B to you and the Internal Revenue Service after each year-end, showing the total proceeds of the transactions.

We recommend that you keep your transaction statements for record keeping and tax purposes. IRS regulations are subject to change and you should consult with your tax advisor with respect to the tax treatment of dividends reinvested under the Plan. See the discussion below under Question 27 “Federal Income Tax Considerations” for more information regarding taxes.

22.          How would I terminate my participation in the Plan?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator.  Notice may be made by telephone, in writing or by changing your dividend election under the account management service when you access your account on-line at www.transferonline.com.  To be effective for a given dividend payment, the Administrator must receive notice before the record date of that dividend.  The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. You may also request the sale of all or part of any such shares or have the Administrator transfer your shares to your brokerage account. See Question 15 for information on selling shares.  If your Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record.

23.          Are there any risks associated with the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly.  Neither we nor the Administrator can assure a profit or protect you against a loss on shares purchased.  You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.  Please see the carefully consider the risk factors in our most recent Annual Report on Form 10-K, and all  subsequent Quarterly Reports on Form 10-Q filed to date, which are incorporated by reference in this prospectus.

24.          Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time and in any manner.  Plan Participant will receive written notice of any such amendment, modification, suspension or termination.  We and the Administrator also reserve the right to change any administrative procedures of the Plan.

25.          What are eLayaway’s responsibilities and those of the Administrator?

Neither we nor the Administrator will be liable for any act we or they do in good faith or for any good faith omission to act including, in the case of the Administrator, liability arising out of (i) failure to terminate a participant’s account upon such participant’s death or adjudicated incompetence, prior to the receipt of notice in writing of such death or adjudicated incompetence, (ii) the prices at which shares are purchased for the participant’s account, (iii) the times when purchases are made, or (iv) fluctuations in the market value of our common stock. The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. Our Board of Directors may change the amount and timing of dividends at any time without notice. We have not declared any dividends to date.

26.          What if I have questions about the Plan?

Enrollment, purchase or sale of share requests and other transactions or services offered by the Plan should be directed to the Administrator through the following:

Internet

You can enroll in the Plan, obtain information, and perform certain transactions on your eLayaway account on-line via www.transferonline.com.  To gain access, you will require a password which you may establish when you visit the website.  If you have forgotten your password, call (503) 227-2950 to have it reset.

To access Transfer Online, Inc., please visit the website at:

www.transferonline.com

Telephone

Telephone shareholder customer service, including sale of shares, within the United States and Canada:

(503) 227-2950

International Telephone Inquiries:

(503) 227-2950

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

In Writing

You may also write to the Administrator at the following address:

Transfer Online, Inc.
512 SW Salmon St., 2nd Floor
Portland, OR  97214

Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to eLayaway on all correspondence.

This Plan is designed for the long-term investor and does not afford the same flexibility as a stockbroker's account.

eLayaway has appointed Transfer Online, Inc. as Administrator for the Plan.  Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970. Commissions may be paid to a broker-dealer that is affiliated with the Administrator.  Investors must make independent investment decisions based upon their own judgment and research.  eLayaway is listed on the OTC Bulletin Board and trades under the ticker symbol “ELAY.”

Plan Service Fees

Enrollment Fee for New Investors Initial Purchase of Shares	No charge
Sale of Shares (partial or full):
Transaction Fee	At cost
Trading Fees (applicable when shares are acquired or sold in the open market	At cost
Reinvestment of Dividends	No charge
Optional cash purchases via check, automatic debit, or individual debit	At cost
Gift or Transfer of Shares	No charge
Safekeeping of Stock Certificates Certificate Issuance	No charge
Returned Checks for Insufficient Funds or Rejected	$35.00 per item
Duplicate Statements	No charge

The Administrator will deduct the applicable fees from the proceeds from a sale.

27.          What are the  Income Tax Consequences of Plan Participation ?

Dividends and other distributions by the Company to shareholders generally will be taxed as ordinary dividend income. Participants who acquire additional shares of Common Stock through the Plan directly from the Company with reinvested cash dividends will be treated for federal income tax purposes as having received a taxable stock distribution. As a result, an amount equal to the fair market value on the dividend payment date of the shares acquired directly from the Company with reinvested cash dividends will be treated as a dividend paid to participants. The tax basis of the shares acquired directly from the Company with such reinvested dividends also will equal the fair market value of the shares on the investment date.

Participants who acquire additional shares of Common Stock through the Plan through open market purchases made with reinvested cash dividends will be deemed to have received a taxable dividend equal to the amount of the cash dividend reinvested plus the amount of any brokerage fees paid by the Company with respect to such additional shares. The participant’s tax basis in these shares acquired on the open market will equal the purchase price of the shares plus any brokerage fees paid with respect to the shares.

Participants in the Plan should not realize any taxable income at the time of investment of optional cash payments in additional shares of Common Stock acquired directly from the Company although it is possible that such participants may be treated as having received a taxable dividend to the extent the fair market value of such Common Stock on the investment date exceeds the amount of the optional cash payment. The tax basis of shares purchased directly from the Company with an optional cash payment will be equal to the optional cash payment plus any amount treated as a taxable dividend pursuant to the preceding sentence.

Participants who acquire additional shares of Common Stock through open market purchases made with optional cash payments will be treated as receiving a cash dividend equal to the amount of any brokerage fees paid by the Company with respect to such shares. The tax basis of shares purchased on the open market with an optional cash payment will equal the purchase price of the shares, plus any brokerage fees paid by the Company with respect to such shares.

The holding period of shares of Common Stock acquired through the Plan, whether purchased with reinvested dividends or optional cash payments, will begin on the day following the investment date.

Participants in the Plan will not realize any taxable income when they receive certificates for full shares credited to their accounts, whether upon their written requests for such certificates, upon full shares credited to their account, or upon withdrawal from or termination of participation in the Plan. Participants, however, will realize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged by participants and when participants receive a cash payment for a fractional share credited to their account. The amount of such gain or loss will be the difference between the amount that a participant receives for his shares or fractional share (net of brokerage commissions and other costs of sale) and the tax basis thereof.

For foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding, and any other participants for whom federal income tax withholding on dividends is required, an amount equal to the cash dividends payable to such participants, less the amount of tax required to be withheld, will be applied to the purchase of Common Stock through the Plan.

You may be subject to state or local taxation in various jurisdictions, including those in which you transact business or reside.  The state and local tax treatment that applies to you may not conform to the federal income tax consequences discussed above.  Consequently, we urge you to consult your tax advisor regarding the effect of state and local tax laws.

THE FOREGOING IS INTENDED ONLY AS A GENERAL DISCUSSION OF THE CURRENT FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. IT DOES NOT INCLUDE A DISCUSSION OF STATE AND LOCAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. FOR SPECIFIC INFORMATION ON THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, INCLUDING ANY FUTURE CHANGES IN APPLICABLE LAW OR INTERPRETATION THEREOF PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS.

USE OF PROCEEDS

The Company will use proceeds from the sales of shares of Common Stock to the Agent pursuant to the Plan for general corporate purposes. The Company will not receive any proceeds from sales of shares of Common Stock pursuant to the Plan that the Agent purchases on the open market or in negotiated transactions. The principal reasons for the offering are to provide a means by which the Agent can purchase shares with reinvested dividends without having to go into the marketplace, to allow Plan participants to avoid brokerage charges that are incurred on market purchases and to provide the Company with a means of raising capital for general corporate purposes.

PLAN OF DISTRIBUTION

The Common Stock that is the subject of this Prospectus is offered by the Company for purchase by the Agent pursuant to the Plan described herein, the terms of which provide for the purchase of some securities on the open market or in negotiated transactions, as well as from the Company. No underwriter will be used, and the Company will bear the cost of any fees or expenses, including brokerage commissions, resulting from purchases of shares on the open market or in negotiated transactions in connection with the Plan.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock is based upon the Company’s Certificate of Incorporation, as amended (the “Certificate”), the Company’s Bylaws (the “Bylaws”), and applicable provisions of law. The Company has summarized certain portions of the Certificate and the Bylaws below. The summary is not complete. The Certificate and the Bylaws are incorporated by reference as exhibits to the registration statement of which this Prospectus forms a part. You should read the Certificate and the Bylaws for the provisions that are important to you.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, as amended on April 30, 2012 and May 30, 2012.  The common stock is voting.  On September 27, 2012, the Company filed to amend its authorized shares to 1,000,000,000.  The effective date of the amendment was October 19, 2012.  On January 22, 2013, the Company filed to amend its authorized shares to 5,000,000,000.  The effective date of the amendment was January 22, 2013. The Company has not declared any dividends to date.

Preferred Stock

The Company authorized 50,000,000 shares of preferred stock and has designated seven Series as Series A, B, C, D, E, F and G.  Series A, B, C and D of preferred stock are non-voting and have liquidation preference over common stock with liquidation preference value equal to the price paid for each preferred share.  The Series A, B, C and D preferred stock are mandatorily and automatically convertible on a one for one basis to common stock upon the earlier of (i) the effectiveness of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, other than a registration relating solely to a transaction under rule 145 under the Securities Act or to an employee benefit plan of the corporation, with aggregate proceeds to the Company and/or selling stockholders (prior to deduction of underwriter commissions and offering expenses) of at least $20,000,000, (ii) a sale of substantially all assets of the Company,  (iii) the event whereby the average closing price per share of common stock of the Company, as reported by such over-the-counter market, interdealer quotation service or exchange on which shares of common stock of the Company are primarily traded (if any), equals or is greater than $10.00 per share, for thirty (30) consecutive trading days or (iv) twelve months after the April 12, 2010 merger.  Upon the automatic conversion of Series A, B, C, and D preferred stock to common stock, the shares are entitled to piggyback registration rights.  On April 12, 2011, the series A, B, C, and D of preferred stock were automatically converted to common stock based upon the twelve month automatic conversion provision.

On August 12, 2010, the Company’s Board of Directors approved the filing of a Certificate of Designation of the Preferences and Rights of Series E Preferred Stock of eLayaway, Inc.  (“Certificate of Designation”) with the Department of State of the State of Delaware authorizing the creation of a new series of preferred stock designated as “Series E Preferred Stock” pursuant to the authority granted to the Board of Directors under the Company’s Amended and Restated Certificate of Incorporation and Section 151 of the Delaware General Corporation Law.  The Certificate of Designation was filed with the Delaware Department of State on August 13, 2010. The Certificate of Designation created 2,500,000 shares of Series E Preferred Stock.  Each holder of Series E Preferred Stock will be entitled to participate in dividends or distributions payable to holders of the Company’s common stock at a rate of the dividend payable to each share of Common Stock multiplied by the number of shares of Common Stock that each share of such holder’s Series E Preferred Stock is convertible into.  Each share of Series E Preferred Stock is convertible, at the option of the holder of the Series E Preferred Stock, into three (3) shares of the Company’s common stock.  Shares of the Series E Preferred Stock will be issued to certain officers of the Company as the Board determines if (i) the average closing price per share of the Company’s Common Stock equals or is greater than $50 per share for the preceding 20 trading days, (ii) the Company earns $0.50 per share EBITDA in any twelve consecutive months, (iii) the Company stock is trading on a U.S. Exchange such as AMEX, NASDAQ, or NYSE, or (iv) controlling interest of the Company is acquired by a third party.  Each shares of Series E Preferred Stock will be entitled to three (3) votes on all matters submitted to a vote of the stockholders of the Company (“Enhanced Voting Rights”).  Upon the liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock will participate in the distribution of the Company’s assets with the holders of the Company’s Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all shares of Series E Preferred Stock).  Due to the Enhanced Voting Rights, following the issuance of shares of Series E Preferred Stock, the holders of the Series E Preferred Stock may be able to exercise voting control over the Company.  In such case, the holders of the Series E Preferred Stock may gain the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions.  The concentration of voting control in the Series E Preferred Stock could discourage investments in the Company, or prevent a potential takeover of the Company which may have a negative impact on the value of the Company’s securities.  In addition, the liquidation rights granted to the holders of the Series E Preferred Stock will have a dilutive effect on the distributions available to the holders of the Company’s common stock.

On September 8, 2011, the Company’s Board of Directors approved the filing of an Amended Certificate of Designation of the Preferences and Rights of Series E Preferred Stock of eLayaway, Inc. (“Amended Certificate of Designation”) with the Department of State of the State of Delaware authorizing the amended terms of the Series E Preferred Stock pursuant to the authority granted to the Board of Directors under the Company’s Amended and Restated Certificate of Incorporation and Section 151 of the Delaware General Corporation Law.  The Certificate of Designation was filed with the Delaware Department of State on September 26, 2011. The Certificate of Designation removed the various conditions associated with the issuance, changed the conversion rate to one common share for one preferred share and the voting rights to provide 15 votes for each Series E preferred share.  The liquidation preference is the amount paid for the shares.

On September 12, 2012, the Company’s Board of Directors approved the filing of a Certificate of Designation of the Preferences and Rights of Series F Preferred Stock of eLayaway, Inc.  (“Certificate of Designation”) with the Department of State of the State of Delaware authorizing the creation of a new series of preferred stock designated as “Series F Preferred Stock” pursuant to the authority granted to the Board of Directors under the Company’s Amended and Restated Certificate of Incorporation and Section 151 of the Delaware General Corporation Law.  The Certificate of Designation was filed with the Delaware Department of State on September 12, 2012. The Certificate of Designation created 10,000,000 shares of Series F Preferred Stock.  Each holder of Series F Preferred Stock will be entitled to participate in dividends or distributions payable to holders of the Company’s common stock at a rate of the dividend payable to each share of Common Stock multiplied by the number of shares of Common Stock that each share of such holder’s Series F Preferred Stock is convertible into.  Each share of Series F Preferred Stock is convertible, at the option of the holder of the Series F Preferred Stock, into one share of the Company’s common stock.  Shares of the Series F Preferred Stock will be issued to certain officers of the Company as the Board determines for consideration of financial investment and/or forgiveness of liabilities of the Company to the officer.  Each shares of Series F Preferred Stock will be entitled to one hundred (100) votes on all matters submitted to a vote of the stockholders of the Company (“Enhanced Voting Rights”).  Upon the liquidation, dissolution or winding up of the Company, the holders of the Series F Preferred Stock will participate in the distribution of the Company’s assets with the holders of the Company’s Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all shares of Series F Preferred Stock).  Due to the Enhanced Voting Rights, following the issuance of shares of Series F Preferred Stock, the holders of the Series F Preferred Stock may be able to exercise voting control over the Company.  In such case, the holders of the Series F Preferred Stock may gain the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions.  The concentration of voting control in the Series F Preferred Stock could discourage investments in the Company, or prevent a potential takeover of the Company which may have a negative impact on the value of the Company’s securities.  In addition, the liquidation rights granted to the holders of the Series F Preferred Stock will have a dilutive effect on the distributions available to the holders of the Company’s common stock.

On January 22, 2013, the Company’s Board of Directors approved the filing of a Certificate of Designation of the Preferences and Rights of Series G Preferred Stock of eLayaway, Inc.  (“Certificate of Designation”) with the Department of State of the State of Delaware authorizing the creation of a new series of preferred stock designated as “Series G Preferred Stock” pursuant to the authority granted to the Board of Directors under the Company’s Amended and Restated Certificate of Incorporation and Section 151 of the Delaware General Corporation Law.  The Certificate of Designation was filed with the Delaware Department of State on January 22, 2013. The Certificate of Designation created 1,000,000 shares of Series G Preferred Stock.  Each holder of Series G Preferred Stock will be entitled to participate in dividends or distributions payable to holders of the Company’s common stock at a rate of the dividend payable to each share of Common Stock multiplied by the number of shares of Common Stock that each share of such holder’s Series G Preferred Stock is convertible into.  Each share of Series G Preferred Stock is convertible, at the option of the holder of the Series G Preferred Stock, into one share of the Company’s common stock.  Shares of the Series G Preferred Stock will be issued to certain officers of the Company as the Board determines for consideration of financial investment and/or forgiveness of liabilities of the Company to the officer.  Each shares of Series G Preferred Stock will be entitled to ten thousand (10,000) votes on all matters submitted to a vote of the stockholders of the Company (“Enhanced Voting Rights”).  Upon the liquidation, dissolution or winding up of the Company, the holders of the Series G Preferred Stock will participate in the distribution of the Company’s assets with the holders of the Company’s Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all shares of Series G Preferred Stock).  Due to the Enhanced Voting Rights, following the issuance of shares of Series G Preferred Stock, the holders of the Series G Preferred Stock may be able to exercise voting control over the Company.  In such case, the holders of the Series G Preferred Stock may gain the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions.  The concentration of voting control in the Series G Preferred Stock could discourage investments in the Company, or prevent a potential takeover of the Company which may have a negative impact on the value of the Company’s securities.  In addition, the liquidation rights granted to the holders of the Series G Preferred Stock will have a dilutive effect on the distributions available to the holders of the Company’s common stock.

Delaware Anti-Takeover Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prohibits, subject to exceptions, publicly-traded Delaware corporations from engaging in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder. An interested stockholder is generally defined as a person who, with its affiliates and associates, owns or, within three years before the time of determination of interested stockholder status, owned 15% or more of a corporation's outstanding voting securities. This prohibition does not apply if:

.    the transaction is approved by the board of directors before the time the interested stockholder attained that status;

.    upon the closing of the transaction that resulted in the stockholder becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the start of the transaction; or

.    at or after the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares.  However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay a merger or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Shareholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Dissenters' Rights. Among the rights granted under Delaware law which might be considered as material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Delaware Revised Statutes ("DRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange.  This right normally applies if shareholder approval of the corporate action is required either by Delaware law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

.    listed on a national securities exchange,

.    included in the national market system by the FINRA, or

.    held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation (our certificate of incorporation does not so provide) or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Delaware law also specifies that shareholders are to have the right to inspect company records. This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

.    the articles of incorporation, and all amendments thereto,

.    bylaws and all amendments thereto; and

.    a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Transfer Agent

Transfer Online, Inc. is the transfer agent for the Company’s Common Stock.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Vincent & Rees, L.C., Salt Lake City, Utah.  Members of Vincent & Rees own 6,383,920 shares of our Common Stock.

On January 30, 2013, the Company was sued in a lawsuit, Dr. Robert D. Salie and Salie Family Limited Partnership v. eLayaway, Inc. for $499,792 regarding notes payable in default.

EXPERTS

The consolidated financial statements as of December 31, 2011 and December 31, 2010 incorporated by reference herein, have been audited by Salberg & Company, P.A., Boca Raton, Florida, an independent registered public accounting firm, as stated in its report incorporated by reference herein.  Such report is incorporated herein by reference upon the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission (the “SEC”). The Company’s SEC filings, including the documents incorporated by reference in this Prospectus, are available to the public over the Internet at the SEC’s website at http://www.sec.gov and in the Investor Information section of the Company’s website at http://www.elayawayinc.com. Information on the Company’s website is not part of this Prospectus. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

The Company has filed a registration statement, of which this Prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this Prospectus does not contain all of the information and exhibits included in the registration statement. The Company refers you to the information and exhibits included in the registration statement for further information. This Prospectus is qualified in its entirety by such information and exhibits.

eLAYAWAY, INC.

DIVIDEND
REINVESTMENT
AND SHARE
PURCHASE PLAN

Dividend Reinvestment and Share Purchase Plan
2,000,000,000 Shares of Common Stock
Par Value $.001 Per Share

_________________________

PROSPECTUS
_________________________

______________, 2013

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.      Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock being registered hereunder, all of which will be borne by the Company.  All amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission Registration Fee		$190.96
Accounting Fees and Expenses		$5,000
Legal Fees and Expenses		$15,000
Printing and Mailing Expenses	$
Total		$20,190.96

Delaware Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the 1933 Act. The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and Consultants; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred will include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advancement of expenses are subject to the requirements of the 1940 Act to the extent applicable.

Furthermore, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 15.      Recent Sales of Unregistered Securities

On February 8, 2011, the Company issued 50,000 shares to Garden State Securities (“GSS”) as per the agreement between GSS and the Company.  The shares are valued at the then $0.25 quoted trading price of the Company’s common stock or $12,500.  The share values were recognized as expense on the issuance date.

On January 10, 2011, the Company issued 1,200,000 fully-vested shares to Douglas Salie, the Company’s former CEO and Chairman.  The shares are valued at the then $0.05 quoted trading price of the Company’s common stock or $60,000.  The share values were recognized as expense on the issuance date.  At the time of the reverse merger in April 2010, Mr. Salie forfeited 1,169,000 options under the 2009 Stock Option Plan.

On January 10, 2011, the Company issued 1,000,000 fully-vested shares to Bruce Harmon, the Company’s CFO and Chairman.  The shares are valued at the then $0.05 quoted trading price of the Company’s common stock or $50,000.  The share values were recognized as expense on the issuance date.  At the time of the reverse merger in April 2010, Mr. Harmon forfeited 2,029,000 options under the 2009 Stock Option Plan.

On January 10, 2011, the Company issued 2,200,000 shares to Sergio Pinon, the Company’s CEO, Vice-Chairman, and Founder.  The shares are valued at the then $0.05 quoted trading price of the Company’s common stock or $110,000.  The share values will be recognized as expense on the issuance date.  At the time of the reverse merger in April 2010, Mr. Pinon forfeited 2,633,039 options under the 2009 Stock Option Plan.

On February 12, 2011, a convertible debt noteholder converted his $25,000 note into 250,000 shares of common stock.  The company has agreed to guarantee the value of the shares of $25,000. In accordance with ASC 480 “Distinguishing Liabilities From Equity” the guaranteed value of $25,000 has been recorded as a current liability and the 250,000 shares issued are recorded as a credit to common stock and charge to additional paid-in capital for the par value of the shares.

On April 1, 2011, a convertible debt noteholder converted his $20,000 note into 200,000 shares of common stock.

On April 1, 2011, a convertible debt noteholder converted his $10,000 note into 100,000 shares of common stock.

On April 6, 2011, a convertible debt noteholder converted his $50,000 note into 500,000 shares of common stock.

On May 3, 2011, the Company issued 100,000 shares of restricted common stock to Larry Witherspoon, the Company’s former Chief Information Officer, in exchange for the conversion of $13,500 in accounts payable.  These shares were converted at an agreed value of $0.135.

On May 16, 2011, a convertible debt noteholder converted her $6,000 note into 60,000 shares of common stock.

On May 17, 2011, a convertible debt noteholder converted his $20,000 note into 200,000 shares of common stock.

On May 18, 2011, the Company issued 4,020,000 shares to various members of Aries Investment Partnership in conjunction with a contract dated January 3, 2011.  The total issuance as contractually obligated is 4,500,000 shares.  The shares contractually should have been issued on January 3, 2011 but due to an oversight, were not issued until May 18, 2011.  The shares were issued in exchange for services related to investor relations and other administrative services for a period of eighteen months.  The share value was based on the quoted trading price of $0.06 for the Company’s common stock, or $270,000, as of the date contractually obligated for issuance.  The share values were recorded as a prepaid asset to be amortized on a straight-line basis over the eighteen-month term.  Accumulated amortization through September 30, 2011 was $135,000.  The remaining 480,000 shares were issued in July 2011.

On May 23, 2011, the Company issued 50,000 shares to GSS as settlement for accounts payable of $5,000 related to the agreement between GSS and the Company.  The shares are valued at the settlement price of $0.10 per share.  The quoted trading price of the Company’s common stock was $0.18 or $9,000.

On June 3, 2011, Donald Read, a significant shareholder of the Company, signed a Memorandum of Understanding stating that of his 2,830,999 shares of common stock of the Company, that he would return 1,830,999 of those shares to the Company for cancellation.  They were returned in July 2011 but, for accounting purposes, had an effective date of June 3, 2011. The transaction was treated as Contributed Capital.

On June 8, 2011, a convertible debt noteholder converted her $49,000 note into 490,000 shares of common stock.  These shares were not issued until July 2011.

On June 10, 2011, the Company issued 3,000,000 shares into an escrow account in exchange for services related to a contract to provide information technology services in the amount estimated at $300,000.  The contract is projected to have a period of approximately six months.  For accounting purposes, the shares are not considered issued or outstanding until released from escrow to the vendor.  On November 3, 2011, the remaining shares held in escrow were released to the vendor.  The shares were valued and, for accounting purposes, the expense recognized as earned.

On June 22, 2011, the Company issued 900,000 shares of common stock to various members of Vincent & Rees, the Company’s SEC legal counsel.  The issuance was a condition of a new contract with Vincent & Rees for the period May 6, 2011 through May 6, 2012.  Vincent & Rees has historically been issued common stock of the Company in exchange for its services.  This share issuance agreement contains a stock price guarantee whereby if the value of the 900,000 Company common shares as quoted on May 6, 2012 is less than $135,000, Vincent & Rees will be issued additional shares such that the value of the additional shares when added to the value of the 900,000 shares will equal $135,000.  In accordance with ASC 480 “Distinguishing Liabilities From Equity” the guaranteed value of $135,000 has been recorded as a current liability and the 900,000 shares issued are recorded as a credit to common stock and charge to additional paid-in capital.  The shares value of $171,000 was allocated as a prepaid expense for the future services to be amortized on a straight line basis through May 6, 2012.  Amortization to legal expense for this contract was $121,500 in 2011 and $49,500 in 2012.  On May 6, 2012, upon the expiration of the guarantee, 5,883,920 additional common shares were issued and the $135,000 liability was reclassified to equity.

On June 24, 2011, the Company issued 300,000 shares to Rempel Ventures Group in exchange for services related to a contract to provide various administrative services estimated at a value of $30,000.  The contract period is July 1, 2011 through June 30, 2012.  The shares were valued at the then $0.19 quoted trading price of the Company’s common stock or $57,000 which is considered more reliable than the contract value.

On July 20, 2011, the Company entered into a contract with StocksThatMove.com, LLC.  The contract is for a six month period for services related to the promotion of the Company.  The contract requires the issuance of 600,000 shares of restricted common stock.  For accounting purposes, the shares were valued at $0.14 (closing price of common stock the day before the execution of this agreement) for a total of $84,000. In October 2011, the Company terminated this contract.

On September 12, 2011, a convertible debt noteholder converted his $150,000 convertible note into 1,500,000 shares of common stock.

On September 21, 2011, a convertible debt noteholder converted his $10,000 convertible note into 100,000 shares of common stock.

On October 1, 2011, the Company entered into a contract with Sage Market Advisors.  The contract is for a six month period for services related to the marketing of the Company.  The contract requires the issuance of 1,500,000 shares of restricted common stock to Sage Market Advisors for services to be rendered.  For accounting purposes, the share values will be determined and recognized as an expense as they are earned.  In October 2011, the Company terminated this contract.  An expense of $210,000 was recorded to stock-based compensation in 2011.

On October 1, 2011, the Company entered into a contract with Cape MacKinnon, Inc.  The contract is for a ninety day period for services related to the public and media relations of the Company.  The contract requires the issuance of 375,000 shares of restricted common stock for the first thirty days, 325,000 shares of restricted common stock for the second thirty days, and 325,000 shares of restricted common stock for the final thirty days.  In October 2011, the Company terminated this contract.  At the time of termination, 375,000 shares had been issued and recorded as an expense of $52,500 to stock-based compensation.

On October 26, 2011, Larry Witherspoon converted $14,250 of the balance due to him for services into 160,112 shares of restricted common stock at a conversion rate of $0.089 per share, the quoted market price on the conversion date.

On November 15, 2011, the Company granted 250,000 vested shares of common stock to Susan Jones, the chief operating officer for the Company, as part of her employment agreement.  The shares were valued at $22,500.

On November 18, 2011, the Company, in order to accommodate its landlord, Hillside Building, LLC, agreed to move to a larger office facility.  As part of the negotiation, a new lease was entered into which provided for the conversion of all deferred rent and accrued interest of $106,000, into common stock.  The conversion was at a rate of $0.105 thereby issuing 1,009,524 shares of restricted common stock.  The shares were valued at their quoted trading price of $0.075 per share for a total $75,714.

On December 30, 2011, a legal provider converted $5,048 of the balance due to him for services into 229,455 shares of restricted common stock at a conversion rate of $0.022 per share, the quoted market price on the conversion date.

In November and December 2011 the Company issued 444,448 common shares in lieu of $40,000 in loan fees.

On January 30, 2012, the Company issued 69,444 shares of common stock to Evolution Capital, LLC (“Evolution”) in exchange for legal fees.

On February 15, 2012, as part of the acquisition of Centralized Strategic Placements, Inc. (“CSP”), the Company was obligated to issue 4,280,000 shares of common stock to the owners of CSP.  As contractually obligated, 1,070,000 shares of common stock were issued with 3,210,000 issuable at various times.

On February 20, 2012, the Company entered into an investor relations contract with American Capital Ventures, Inc. for a term of one year.  As part of the contract, the Company was obligated to pay $3,500 per month and to issue 1,750,000 shares of common stock, of which 1,250,000 were to be issued at the time of execution, and the remaining 500,000 shares of common stock to be issued on August 18, 2012.  The Company valued the 1,250,000 shares at $50,000 or $0.0252 per share based on the quoted price and recorded a prepaid expense of $44,521.  As of September 30, 2012, $30,411 was expensed.  On May 21, 2012, the Company replaced the first contract with a new one for a term of nine months.  The Company issued 500,000 shares of common stock on August 18, 2012.  The Company valued the shares at $10,000 or $0.02 per share based on the quoted price and recorded a prepaid expense of $10,000.  As of September 30, 2012, $1,569 was expensed.

On March 26, 2012, the Board of Directors of the Company issued common stock and converted options and warrants for common stock into common stock as part of the compensation plan for 2012 for its officers and directors.  The actions were submitted to the Board of Directors from the Company’s Compensation Committee.  As a result of the action, Messrs. Pinon and Harmon, the Company’s CEO and CFO, were each issued 2,000,000 shares of common stock, each valued at $50,400 based on the prior day’s closing price of $0.0252.  The Company’s two independent directors, Messrs. Rees and Wittler, were each issued 250,000 shares of common stock for their services for 2012, each valued at $6,300 based on $0.0252 per share as previously stated.  During prior periods, the officers and directors were all issued options for common stock and/or warrants for common stock, as previously disclosed, for services and/or conversion of liabilities to the officer and/or director.  The Board of Directors converted each of their outstanding options and/or warrants to the same amount of common stock.  As a result of this action, 3,040,314 options were converted to 3,040,314 shares of common stock and 1,225,000 warrants were converted to 1,225,000 shares of common stock.  The conversions were recorded as an expense based on the $0.0252 per share or $107,486.

On March 26, 2012, the Company approved the issuance of 1,500,000 shares of common stock in exchange for legal services by Vincent and Rees for the period of June 6, 2012 through June 5, 2013.  The issuance was based on the prior day’s closing price of $0.0252 or $37,800 and will be expensed appropriately throughout the contract year.

On March 26, 2012, the Company sold 4,666,667 shares of common stock in exchange for $70,000 which were issued in April 2012.

On April 2, 2012, Southridge Partners II, LP (“Southridge”) converted $10,000 of their $56,000 note (see Note 4) into 694,444 shares of common stock.  On April 17, 2012, in conjunction with this conversion, as the closing trading price on the clearing date of the 694,444 shares of common stock was less than the closing trading price on the date of conversion, the Company was required to issue an addition 280,214 shares of common stock to Southridge.  Since this was previously accounted for as stock settled debt, the $10,000 principal and $6,667 premium totaling $16,667 was reclassified to equity.

In April 2012, the Company sold 4,669,333 shares of common stock in exchange for $70,040.

On May 6, 2012, the Company issued 5,883,920 additional shares of common stock to Vincent & Rees in regards to its contractually obligated guaranteed issue value of $135,000 for the legal services provided from May 7, 2011 through May 6, 2012.  On May 6, 2012, upon the expiration of the guarantee, 5,883,920 additional common shares were issued and the $135,000 liability was reclassified to equity.

On May 29, 2012, the Company converted $10,500 of accounts payable into 420,000 shares of common stock at a conversion price of $0.025 per share based on the prior day’s closing price of $0.025.

On June 25, 2012, the Company converted $5,000 of accounts payable into 200,000 shares of common stock at a conversion price of $0.025 per share.  The Company recorded a gain on conversion of $1,600 based on the prior day’s closing price of $0.017.

On August 3, 2012, the Company issued Douglas Pinard and Richard St. Cyr each 535,000 shares of common stock as contractually obligated in regards to the Company’s purchase of CSP.  These shares were previously recorded as issuable common stock.

On August 9, 2012, Southridge converted $46,000 of its convertible promissory note into 6,666,667 shares of common stock at a conversion price of $0.0069 per share based on the conversion feature in the note.

On August 18, 2012, the Company issued to American Capital Ventures 500,000 shares of common stock as contractually obligated in regards to a consulting agreement.  These shares were previously recorded as issuable common stock.

On August 27, 2012, Evolution converted $25,000 of its convertible promissory note into 3,246,753 shares of common stock at a conversion price of $0.0077 per share based on the conversion feature in the note.

On September 6, 2012, Asher Enterprises, Inc. (“Asher”) converted $10,000 of its convertible promissory note dated February 1, 2012 into 1,724,138 shares of common stock at a conversion price of $0.0058.

On September 18, 2012, the Company sold 37,500,000 shares of common stock in exchange for $150,000.  The shares were sold at a 50% discount to the previous day’s closing price of $0.008.

On September 20, 2012, Southridge was issued 7,619,048 anti-dilutive shares of common stock in regards to a provision in their conversion of their note and its respective reset clause.  An additional 7,619,048 shares of common stock remain issuable under this reset.

On September 27, 2012, SGI Group, LLC (“SGI Group”) converted $6,100 of its Convertible Promissory Note into 4,206,896 shares of common stock.  The conversion price was $0.00145 based on the conversion feature.

On September 27, 2012, Star City Capital, LLC (“Star City”) converted $12,200 of its $25,000 note into 8,413,793 shares of common stock at the discounted conversion price of $0.00145.

On October 1, 2012, the Company issued the remaining 1,070,000 contractually obligated shares of common stock to St. Cyr.

On October 12, 2012, due to the reset clause in the note with SGI Group, an additional anti-dilutive 2,969,574 shares of common stock were issued.

On October 12, 2012, due to the reset clause in the note with Star City, an additional anti-dilutive 5,939,148 shares of common stock were issued.

On October 17, 2012, the Company issued the remaining 1,070,000 contractually obligated shares of common stock.

On October 18, 2012, Southridge converted $5,480 of its note into 8,430,769 shares of common stock at a conversion price of $0.00065 per share.

On October 22, 2012, SGI Group converted $2,600 of principal and accrued interest of $18 of the note acquired on September 26, 2012 into 4,028,400 shares of common stock at a conversion price of $0.00065 per share.

On November 5, 2012, SGI Group converted $6,300 of principal and accrued interest of $85 of the note acquired on September 26, 2012 into 8,513,160 shares of common stock at a conversion price of $0.00075 per share.

On November 5, 2012, Star City converted $6,300 of principal and accrued interest of $85 of the note acquired on September 26, 2012 into 8,513,160 shares of common stock at a conversion price of $0.00075 per share.

On November 5, 2012, Southridge converted $6,325 of its convertible promissory note dated September 24, 2012 into 8,433,333 shares of common stock at a conversion price of $0.00075.6/28/11 TOL

On November 9, 2012, Southridge converted $12,190 of principal of its note into 16,253,333 shares of common stock at a conversion price of $0.00075 per share.

On November 9, 2012, WHC Capital, LLC (“WHC”) converted $5,465 of its convertible promissory note dated November 7, 2012 into 7,286,000 shares of common stock at a conversion price of $0.00075.

On November 15, 2012, Southridge converted $5,685 of its convertible promissory note dated September 24, 2012 into 16,242,857 shares of common stock at a conversion price of $0.00035.

On November 16, 2012, SGI Group converted $6,500 of principal and $88 of interest of its convertible promissory note dated September 20, 2012 into 18,889,371 shares of common stock at a conversion price of $0.00035.

On November 21, 2012, Southridge converted $8,375 of its convertible promissory note dated September 24, 2012 into 23,928,571 shares of common stock at a conversion price of $0.00035.

On November 23, 2012, SGI Group converted $3,000 of principal and $33 of interest of its convertible promissory note dated October 22, 2012 into 8,664,771 shares of common stock at a conversion price of $0.00035.

On November 23, 2012, Keith Sazer (“Sazer”) converted $3,250 of principal and $4 of interest of its convertible promissory note dated November 20, 2012 into 9,297,943 shares of common stock at a conversion price of $0.00035.

On November 26, 2012, WHC converted $6,983 of its convertible promissory note dated November 7, 2012 into 12,695,000 shares of common stock at a conversion price of $0.00055.

On November 30, 2012, Southridge converted $11,260 of its convertible promissory note dated September 24, 2012 into 32,171,429 shares of common stock at a conversion price of $0.00035.

On December 5, 2012, Southridge converted $5,685 of its convertible promissory note dated September 24, 2012 into 4,373,077 shares of common stock at a conversion price of $0.0013.

On December 5, 2012, Southridge converted $36,150 of its convertible promissory note dated October 22, 2012 into 27,807,692 shares of common stock at a conversion price of $.0013.

On December 11, 2012, Southridge converted $13,850 of its convertible promissory note dated October 22, 2012 into 13,850,000 shares of common stock at a conversion price of $0.001.

On December 11, 2012, Southridge was issued an additional 8,342,308 anti-dilutive shares of common stock in regards to a provision in their conversion of their note dated October 22, 2012 and its respective reset clause.

On December 11, 2012, Southridge was issued an additional 1,311,923 anti-dilutive shares of common stock in regards to a provision in their conversion of their note dated September 24, 2012 and its respective reset clause.

On December 11, 2012, WHC converted $12,553 of principal and $182 of interest of its convertible promissory note dated November 7, 2012 into 12,526,279 shares of common stock at a conversion price of $0.0010167.

On December 11, 2012, Marina Ventures, LLC (“Marina”) converted $5,650 of principal and $13 of interest of its convertible promissory note dated December 4, 2012 into 9,438,367 shares of common stock at a conversion price of $0.0006.

On December 11, 2012, SGI Group converted $2,000 of principal and $34 of interest of its convertible promissory note dated October 22, 2012 into 3,389,433 shares of common stock at a conversion price of $0.0006.

On December 12, 2012, SGI Group converted $9,000 of principal and $68 of interest of its convertible promissory note dated November 20, 2012 into 15,113,467 shares of common stock at a conversion price of $0.0006.

On December 13, 2012, Alexandra Mauriello (“Mauriello”) converted $8,500 of principal and $67 of interest of its convertible promissory note dated November 20, 2012 into 14,278,267 shares of common stock at a conversion price of $0.0006.

On December 13, 2012, WHC converted $10,091 of its convertible promissory note dated December 13, 2012 into 21,400,000 shares of common stock at a conversion price of $0.0005.

On December 17, 2012, Asher converted $9,000 of its convertible promissory note dated June 7, 2012 into 9,473,684 shares of common stock at a conversion price of $0.00095.

On December 18, 2012, Southridge converted $19,300 of its convertible promissory note dated November 8, 2012 into 32,166,667 shares of common stock at a conversion price of $0.0006.

On December 19, 2012, Asher converted $8,600 of its convertible promissory note dated June 7, 2012 into 9,247,312 shares of common stock at a conversion price of $0.00093.

On December 20, 2012, Star City was issued an additional 3,754,061 anti-dilutive shares of common stock in regards to a provision in their conversion of their note dated September 24, 2012 and its respective reset clause.

On December 20, 2012, Asher converted $8,600 of its convertible promissory note dated June 7, 2012 into 9,450,549 shares of common stock at a conversion price of $0.00091.

On December 24, 2012, Asher converted $6,000 of its convertible promissory note dated June 7, 2012 into 8,219,178 shares of common stock at a conversion price of $0.00073.

On December 27, 2012, Asher converted $300 of its convertible promissory note dated June 7, 2012 into 2,191,781 shares of common stock at a conversion price of $0.00073.

On December 27, 2012, WHC converted $10,091 of its convertible promissory note dated December 13, 2012 into 17,828,609 shares of common stock at a conversion price of $0.000566.

On December 27, 2012, Southridge converted $11,375 of its convertible promissory note dated November 8, 2012 into 32,208,333 shares of common stock at a conversion price of $0.0006.

On January 3, 2013, Southridge converted $11,375 of its convertible promissory note dated November 8, 2012 into 18,958,333 shares of common stock at a conversion price of $0.0006.

On January 3, 2013, Southridge converted $22,750 of its convertible promissory note dated November 30, 2012 into 37,916,667 shares of common stock at a conversion price of $0.0006.

On January 9, 2013, Southridge was issued an additional 3,791,667 anti-dilutive shares of common stock in regards to a provision in their conversion of their note dated September 24, 2012 and its respective reset clause.

On January 18, 2013, WHC converted $10,700 of its convertible promissory note dated December 13, 2012 into 21,400,000 shares of common stock at a conversion price of $0.0005.

On January 23, 2013, Marina converted $15,000 of principal and $247 of interest of its convertible promissory note dated December 4, 2012 into 30,493,151 shares of common stock at a conversion price of $0.0005.

On January 28, 2013, Southridge converted $28,100 of principal of its convertible promissory note dated December 28, 2012 into 62,444,444 shares of common stock at a conversion price of $0.00045.

On January 28, 2013, Southridge was issued an additional 5,183,333 anti-dilutive shares of common stock in regards to a provision in their conversion of their note dated November 30, 2012 and its respective reset clause.

On February 5, 2013, Southridge converted $7,650 of principal of its convertible promissory note dated December 28, 2012 into 25,500,000 shares of common stock at a conversion price of $0.0003.

On February 5, 2013, WHC converted $3,673 of principal of its convertible promissory note dated December 13, 2012 into 11,019,480 shares of common stock at a conversion price of $0.000333333.

On February 6, 2013, Southridge converted $5,750 of principal of its convertible promissory note dated December 28, 2012 into 23,000,000 shares of common stock at a conversion price of $0.00025.

On February 7, 2013, SGI converted $6,419 of principal and $169 of interest of its convertible promissory note dated November 20, 2012 into 26,351,200 shares of common stock at a conversion price of $0.00025.

On February 11, 2013, Mauriello was issued an additional 14,278,267 anti-dilutive shares of common stock in regards to a provision in their conversion of their note dated November 20, 2012 and its respective reset clause.

On February 11, 2013, Sazer converted $5,250 of principal and $145 of interest of its convertible promissory note dated November 20, 2012 into 10,790,640 shares of common stock at a conversion price of $0.00025.

On February 11, 2013, Star City converted $20,000 of principal and $744 of interest of its convertible promissory note dated October 22, 2012 into 82,974,160 shares of common stock at a conversion price of $0.00025.

On February 11, 2013, Southridge converted $14,400 of principal of its convertible promissory note dated December 4, 2012 into 81,008,219 shares of common stock at a conversion price of $0.00025.

The Securities were issued pursuant to exemptions from registration requirements relying on Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 16.      Exhibits

See the Exhibit Index, which follows the signature page which is incorporated by reference.

Item 17.      Undertakings

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tallahassee, State of Florida, on February 13, 2013.

eLAYAWAY, INC.

By:	/s/ Bruce Harmon
Name:	Bruce Harmon
Title:	Chairman, Chief Financial Officer and Director
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Bruce Harmon with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Sergio Pinon	Vice Chairman, Chief Executive Officer, Director	February 13, 2013
Sergio Pinon	(Principal Executive Officer)

/s/ David Rees	Director	February 13, 2013
David Rees

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1(1)	Certificate of Incorporation, as Amended
3.2(2)	Bylaws
3.3(2)	Certificate of Designation of the Preferences and Rights of Series E Preferred Stock
3.4(3)	Certificate of Designation of the Preferences and Rights of Series F Preferred Stock
3.5(4)	Certificate of Designation of the Preferences and Rights of Series G Preferred Stock
5.1(4)	Legal opinion of Vincent & Rees
23.1(4)	Consent of Salberg & Company P.A.
23.2(4)	Consent of Vincent & Rees (included in Exhibit 5.1)

(1)	Previously filed with the Form 8-K filed on April 16, 2010 and as incorporated herein by reference.
(2)	Previously filed with the Form 10-Q for the period ended June 30, 2010 and is incorporated herein by reference.
(3)	Previously filed as Exhibit 3.1 to Form 8-K as filed on September 19, 2012
(4)	Filed herewith.